UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2008

Fortress International Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51426	20-2027651
(Commission File Number)	(IRS Employer Identification No.)

7226 Lee DeForest Drive, Suite 203, Columbia, Maryland	21046
(Address of Principal Executive Offices)	(Zip Code)

 (410) 423-7438
(Registrant’s Telephone Number, Including Area Code)

_______________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 31, 2008, the Board of Directors (the “Board”) of Fortress International Group, Inc. (the “Company”) issued equity grants of an aggregate of 200,000 restricted stock awards and 100,000 restricted stock unit awards to its non-executive employees and awards of 25,000 shares of restricted stock and 15,000 restricted stock units to Timothy C. Dec, the Chief Financial Officer.

The equity grants described above were made pursuant and subject to the Company’s 2006 Omnibus Incentive Compensation Plan and are further subject to the terms and conditions of an appropriate award agreement. The shares of restricted stock issued to Mr. Dec will vest thirty-six months following the date of grant and will be fully vested upon the occurrence of change-in-control of the Company. The restricted stock units issued to Mr. Dec will vest upon attainment of a $3.00 per share closing price of the Company’s common stock, par value $0.0001 per share, for twenty consecutive trading days, provided that Mr. Dec remains employed by the Company through such vesting date. If the vesting condition is not met on or before December 31, 2010, the second anniversary of the date of grant, no units shall vest and the restricted stock unit awards shall terminate. In addition, the restricted stock units will be fully vested upon the occurrence of change-in-control of the Company prior to December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Fortress International Group, Inc.
(Registrant)

Date: January 7, 2008	By:	/s/ Timothy C. Dec
Timothy C. Dec
Chief Financial Officer